Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Better Therapeutics OpCo, Inc., a Delaware corporation (the “Company”), Better Therapeutics, Inc., a Delaware corporation and the sole stockholder of the Company (the “Parent” and collectively with the Company, the “Companies”) and Frank Karbe (the “Executive”) and is effective as of July 5, 2022 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.

(b) Position and Duties. The Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company and of Parent, and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of Parent (the “Board”). In addition, the Companies shall cause the Executive to be nominated for election to the Board and to be recommended to the stockholders for election to the Board as long as the Executive remains the CEO, provided that the Executive shall be deemed to have resigned, and hereby resigns, from the Board and from any other positions with the Companies or any of their subsidiaries upon ceasing to serve as CEO for any reason. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Companies. Notwithstanding the foregoing, the Executive may serve on other boards of directors, subject to prior written approval of the Board, and engage in religious, charitable or other community activities as long as such services on other boards of directors and activities do not interfere with the Executive’s performance of the Executive’s duties to the Companies. The Company is aware and approves that Executive currently is a member of the board of directors of Phathom Pharmaceuticals, Inc.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $500,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted upward within a reasonable period of time as recommended by the Compensation Committee as necessary to align more appropriately with the base salary level of chief executive officers of other peer companies. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time (the “Annual Bonus”). The Executive’s initial target annual incentive compensation shall be fifty percent (50%) of the Executive’s Base Salary; provided, that any incentive compensation for calendar year 2022 shall be prorated based on the Effective Date and length of employment with the Company during calendar year 2022. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(f) Equity.

(i) The Executive shall be eligible to participate in the Parent’s 2021 Stock Option and Incentive Plan, as may be amended from time to time (the “Plan”) and any successor plan thereto, on terms and conditions to be determined by the Board in its discretion.

(ii) As of the Effective Date, the Executive will be granted (i) a time- based stock option to purchase 472,200 shares of Parent common stock (“Time-Based Option Shares”), (ii) a performance-based stock option to purchase 708,300 shares of Parent common stock (“Performance-Based Option Shares”) and (iii) a performance- based stock option to purchase 472,200 shares of Parent common stock (the “Supplemental Performance-Based Option Shares”). The vesting schedules of such stock options shall be as described in Exhibit A attached hereto.

(iii) Upon the consummation of a Change in Control and subject to Executive’s continued employment with the Companies through such date, all then unvested and outstanding Performance-Based Equity Awards (other than the Supplemental Performance-Based Options Shares) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the date of such Change in Control, and the unvested Supplemental Performance-Based Option Shares shall be immediately forfeited as of the date of such Change in Control.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Companies may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Companies shall, submit to the Companies a certification in reasonable detail by a physician selected by the Companies to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Companies’ determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Companies may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful refusal to perform material responsibilities that have been requested by the Board that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such failure or refusal; (B) dishonesty to the Board with respect to any material matter; or (C) misappropriation of funds or property of the Companies or any of their subsidiaries or affiliates other than the occasional, customary and de minimis use of the Company’s or the Parent’s property for personal purposes;

(ii) the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any willful misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that results in material injury or reputational harm to the business of the Companies or any of their subsidiaries or affiliates;

(iv) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement (as defined below);

(v) a material violation by the Executive of any of the Company’s or the Parent’s written employment policies that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such failure or refusal; or

(vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Companies to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Company without Cause. The Companies may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Companies of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (as defined below) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material diminution in the Executive’s responsibilities, authority or duties;

(ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a material breach of this Agreement by the Companies; or

(iv) failure or refusal of a successor to the Companies to materially assume the Companies’ obligations under this Agreement in the event of a Change of Control; or

(v) the failure to timely grant the Time-Based Option Shares, the Performance-Based Option Shares and the Supplemental Performance-Based Option Shares”.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Companies in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Companies’ efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(v) the Executive terminates employment within 60 days after the end of the Cure Period.

If the Companies cure the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Matters related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Companies or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Companies for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Companies without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Companies in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Companies, the Companies may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Companies for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Companies is terminated for any reason, the Companies shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Companies through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned, and hereby resigns, from all officer and board member positions that the Executive holds with the Companies or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or Upon Resignation by the Executive for Good Reason, in each case Outside the Change in Control Period. If the Executive’s employment is terminated by the Companies without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e), in each case outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Companies, which shall include, without limitation, a general release of claims against the Companies and all related persons and entities that shall not release the Executive’s rights under this Agreement, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) day revocation period:

(a) the Company shall pay the Executive an amount equal to (i) 12 months of the Executive’s then-current Base Salary and (ii) the Executive’s full Target Bonus for the then- current year (collectively, the “Severance Amount”);

(b) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

(c) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, accelerated vesting of a number of shares pursuant to each stock-based awards held by the Executive subject to:

(i) solely time-based vesting (the “Time-Based Equity Awards”) equal to 25% of the then-outstanding and unvested shares subject to the Time-Based Equity Awards will immediately vest and become exercisable as of the Date of Termination; and

(ii) performance-based vesting (the “Performance-Based Equity Awards” and together with the Time-Based Equity Awards, the “Outstanding Equity Awards”) equal to the number of shares that would have vested pursuant to such Performance-Based Equity Awards subject to the Company’s achievement of the applicable performance-based vesting conditions described therein that have already been achieved at the time of termination or are achieved within the six-month period following the Date of Termination, will vest and become exercisable, regardless of any applicable time-based vesting conditions, provided that any termination or other forfeiture of the unvested portion of the applicable Performance-Based Equity Award(s) that would otherwise occur on the Date of Termination will be delayed to effect the terms of this Section 5(c)(ii) and such termination will subsequently occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement becoming fully effective, solely as a result of the Executive’s delay, within the time period set forth therein or the failure of the Company to achieve the applicable performance-based vesting conditions during the six-month period following the Date of Termination.

The amounts payable pursuant to this Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if a Change in Control occurs and if (i) the Executive’s employment is terminated either (a) by the Companies without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason

as provided in Section 3(e), and (ii) the Date of Termination is within the period commencing 6 months prior to the first event constituting a Change in Control and ending 18 months after the occurrence of such first event constituting a Change in Control (such period, the “Change in Control Period”). For the avoidance of doubt, this Section 6 shall terminate and be of no further force or effect before or after the Change in Control Period.

(a) If the Executive’s employment is terminated by the Companies without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of a Separation Agreement and the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) day revocation period:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to two times the sum of (A) the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s full Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher);

(ii) notwithstanding anything to the contrary in any applicable Outstanding Equity Award Agreement, all unvested Outstanding Equity Awards (other than the Supplemental Performance-Based Options Shares) held by Executive shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (i) the Date of Termination, (ii) the date of the first event constituting a Change in Control, or (iii) the effective date of the Separation Agreement (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Outstanding Equity Awards that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (A) the later of the effective date of the Separation Agreement or the date of the first event constituting a Change of Control (at which time acceleration will occur), or (B) the date that the Separation Agreement can no longer become fully effective (at which time the unvested portion of the Executive’s Outstanding Equity Awards will be forfeited); and

(iii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 24 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Companies to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Companies (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Companies and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Companies or the Executive. Any determination by the Accounting Firm shall be binding upon the Companies and the Executive.

(c) Change in Control. For purposes of this Section 6, “Change in Control” shall mean a Sale Event as defined in the 2021 Stock Option and Incentive Plan, as amended from time to time, and any successor plan thereto once adopted, provided that a Sale Event will not be deemed to have occurred solely due to any capital raising transaction.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Companies determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Companies make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Confidential Information and Inventions Assignment Agreement, attached hereto as Exhibit B (the “Restrictive Covenants Agreement”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenants Agreement with this Agreement and at least ten (10) days before the commencement of the Executive’s employment. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Companies that the Executive’s execution of this Agreement, the Executive’s employment with the Companies and the performance of the Executive’s proposed duties for the Companies will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Companies, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Companies any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Companies in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that transpired while the Executive was employed by the Companies, and (ii) the investigation, whether internal or external, of any matters about which the Companies believe the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Companies at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully, upon reasonable written notice, with the Companies in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Companies. The Companies shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Companies which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Companies shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Companies.

9. Reserved.

10. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of Delaware. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Waiver of Jury Trial. To the extent permitted by applicable law, each of the Executive and the Companies irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANIES’ PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

13. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

14. Assignment; Successors and Assigns. Neither the Executive nor the Companies may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Companies may assign their rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Companies shall hereafter effect a reorganization or consolidation, into which the Company or the Parent, as applicable, merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Companies, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Sections 5 or 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Companies, and each of the Executive’s, the Company’s and the Parent’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Companies prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Companies.

20. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Companies’ benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Sections 5 and 6 of this Agreement.

21. Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

BETTER THERAPEUTICS OPCO, INC.

By:	/s/ David Perry
Name: David Perry
Title: Executive Chairman
Date: June 7, 2022

BETTER THERAPEUTICS, INC.

By:	/s/ David Perry
Name: David Perry
Title: Executive Chairman
Date: June 7, 2022

EXECUTIVE

By:	/s/ Frank Karbe
Frank Karbe
Date: June 7, 2022

Exhibit A

Equity Grant

[Attached]

Exhibit B

Confidential Information and Inventions Assignment Agreement

[Attached]